Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-8 No. 333-143367) pertaining to the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Employees (2007) of our reports dated December 20, 2007, with respect to the consolidated financial statements of Toll Brothers, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended October 31, 2007 and the effectiveness of internal control over financial reporting of Toll Brothers, Inc. and subsidiaries, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
October 24, 2008